Exhibit 8.1

[Bingham McHale LLP Letterhead]

October 29, 2008

Board of Directors

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re: Merger of Lincoln Bancorp with and into First Merchants Corporation

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“First Merchants”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by First Merchants with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Act”) of up to 3,576,417 shares of First Merchants’ common stock pursuant to the Agreement of Reorganization and Merger between First Merchants and Lincoln Bancorp, an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“Lincoln”), dated September 2, 2008.

The discussion set forth in the Registration Statement under the section entitled “Material U.S. Federal Income Tax Consequences is our opinion with respect to the material federal income tax consequences of the merger.”

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bingham McHale LLP